                              Registration No. 333-________

                              As filed with the Securities and Exchange
                              Commission on February ___, 1998

                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D. C. 20549
                     ------------------------

                             FORM S-3
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                     ------------------------

                  MASSACHUSETTS ELECTRIC COMPANY
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           MASSACHUSETTS                         04-1988940
  (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)

                        25 RESEARCH DRIVE,
                 WESTBOROUGH, MASSACHUSETTS 01582
                           508-389-2000
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
          OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

       MICHAEL E. JESANIS                      KIRK L. RAMSAUER
            TREASURER                     ASSOCIATE GENERAL COUNSEL
         25 RESEARCH DRIVE                     25 RESEARCH DRIVE
WESTBOROUGH, MASSACHUSETTS 01582      WESTBOROUGH, MASSACHUSETTS 01582
          508-389-2000                          508-389-2000
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
          INCLUDING AREA CODE, OF AGENTS FOR SERVICE)
                     ------------------------

           PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                   ROBERT W. MULLEN, JR., ESQ.
                 MILBANK, TWEED, HADLEY & MCCLOY
                     1 CHASE MANHATTAN PLAZA
                     NEW YORK, NEW YORK 10005
                     ------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: to be determined by market conditions after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                     ------------------------

                 CALCULATION OF REGISTRATION FEE
=============================================================================
  TITLE
 OF EACH                   PROPOSED     PROPOSED
 CLASS OF                  MAXIMUM      MAXIMUM
SECURITIES     AMOUNT      OFFERING     AGGREGATE    AMOUNT OF
  BEING        BEING        PRICE       OFFERING    REGISTRATION
REGISTERED   REGISTERED    PER UNIT*     PRICE*         FEE

First Mortgage  $60,000,000        100%         $60,000,000       $17,700
Bonds
=============================================================================
*Used only for the purpose of calculating the amount of registration fee.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

  The total number of pages contained in this Registration Statement is 19. The Exhibit Index appears on page 19.

        ##################################################
        #  SUBJECT TO COMPLETION, DATED FEBRUARY   , 1998#
        ##################################################
PROSPECTUS
  (LOGO)
                  MASSACHUSETTS ELECTRIC COMPANY

          (A SUBSIDIARY OF NEW ENGLAND ELECTRIC SYSTEM)

                           $60,000,000

                       FIRST MORTGAGE BONDS

           BOND INTEREST WILL BE PAYABLE SEMIANNUALLY.

     THE BONDS WILL BE ISSUED ONLY AS FULLY REGISTERED BONDS
   IN DENOMINATIONS OF $1,000 OR ANY INTEGRAL MULTIPLE THEREOF.


  Massachusetts Electric Company (the Company) intends to offer, from time to time, not exceeding $60 million aggregate principal amount of its First Mortgage Bonds (the New Bonds). The New Bonds will be issued under a supplement to the Company's First Mortgage Indenture and Deed of Trust dated as of July 1, 1949. The New Bonds may be offered as one or more series and/or issues, and each series and/or issue of New Bonds will bear interest at a fixed rate, which, together with the series designation, principal amount, purchase price, maturity, interest payment dates, redemption terms, and any other specific provisions, will be established at the time of issuance and set forth in a prospectus supplement (Prospectus Supplement) for that series and/or issue. Interest on the New Bonds will be payable semiannually, and upon maturity or earlier redemption. The New Bonds will be secured by a direct first mortgage lien on substantially all of the Company's properties. See "Description of the New Bonds".


  The Company may sell the New Bonds by publicly inviting bids for the purchase of the New Bonds, through negotiation with one or more underwriters, through agents designated from time to time, or directly to other purchasers. See "Plan of Distribution". The names of the purchasers, underwriters or agents, the initial public offering price, any applicable discounts or commissions and the proceeds to the Company with respect to the New Bonds will be set forth in a Prospectus Supplement.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
     OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                      IS A CRIMINAL OFFENSE.


  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER IN ANY STATE IN WHICH SUCH OFFER MAY NOT LAWFULLY BE MADE.


###############################################################################
#   A registration statement relating to these securities has been filed      #
# with the Securities and Exchange Commission but has not yet become          #
# effective.  Information contained herein is subject to completion or        #
# amendment.  These securities may not be sold nor may offers to buy be       #
# accepted prior to the time the registration statement becomes effective. # # This prospectus shall not constitute an offer to sell or the solicitation # # of an offer to buy nor shall there be any sale of these securities in any # # state in which such offer, solicitation or sale would be unlawful prior to # # registration or qualification under the securities laws of any such state. #
###############################################################################

         THE DATE OF THIS PROSPECTUS IS __________, 1998

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                    AND ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (SEC). Certain information, as of particular dates, with respect to the Company's directors and officers, their remuneration, and their material interest in transactions with the Company, if any, is disclosed in the Company's Annual Report on Form 10-K.

  The following documents, which have heretofore been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, are incorporated by reference in this prospectus and shall be deemed to be a part hereof:

      (1) Annual Report on Form 10-K for the year ended December 31, 1996 which contains financial statements of the Company as of December 31, 1996, and for the three years ended December 31, 1996 and incorporates by reference or includes the related reports of Coopers & Lybrand L.L.P., independent accountants.

      (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997.

      (3) Current Reports on Form 8-K dated July 14, 1997, August 7, 1997, December 1, 1997, December 18, 1997, December 30, 1997, and January 7, 1998.

  All documents filed by the Company with the SEC pursuant to section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of the offering made by this prospectus shall be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

  Such documents and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the SEC's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the SEC at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

  The Company has filed with the SEC a Registration Statement on Form S-3 (Reg. No. 333-______) under the Securities Act with respect to the New Bonds offered hereby (including all amendments and supplements thereto, the Registration Statement). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the SEC referred to above.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE TREASURER, MASSACHUSETTS ELECTRIC COMPANY, 25 RESEARCH DRIVE, WESTBOROUGH, MASSACHUSETTS 01582 (TELEPHONE 508-389-2000).

                       SUMMARY INFORMATION

  The following material is qualified in its entirety by the information and financial statements appearing elsewhere in this prospectus and in the documents and information incorporated herein by reference.


Company.........................     Massachusetts Electric Company.

Parent..........................     New England Electric System.

Business........................     Retail electric utility.

Power Supply....................     New England Power Company, an affiliated
                                     wholesale generation company.

Service Area....................     Covers approximately 43% of Massachusetts
                                     with Worcester, Massachusetts, the largest city served.

Customers.......................     Approximately 960,000 as of December 31,
                                     1996.

Revenue Distribution............     For the 12 months ended December 31, 1996,
                                     the Company's revenues from the delivery of electricity were derived 41% from residential customers, 37% from commercial customers, 21% from industrial customers, and 1% from others.

Securities Offered..............     Not exceeding $60,000,000 principal amount
                                     of First Mortgage Bonds, in one or more
                                     series.

Payment of Interest.............     Semiannually on dates to be determined.

Maturity........................     To be determined.

Security Interest...............     Secured, together with all other
                                     outstanding First Mortgage Bonds, by a
                                     mortgage on substantially all of the
                                     Company's properties.

Replacement Fund................     For all the Company's First Mortgage
                                     Bonds, the Company will make mandatory
                                     annual replacement fund payments equal to 2.4% of the average investment in depreciable property during the preceding year, to be satisfied by First Mortgage
                                     Bonds of any issue or series (including
                                     the New Bonds), cash, or additional
                                     property.  See "Description of the New
                                     Bonds -- Replacement Fund".

Redemption......................     To be determined for each series and/or
                                     issue of New Bonds. See "Description of the New Bonds -- Redemption".

                                   MASSACHUSETTS ELECTRIC COMPANY

                                   SELECTED FINANCIAL INFORMATION
                                       (DOLLARS IN THOUSANDS)
                                                                          Years Ended December 31,
                                                         --------------------------------------------------------
                                       12 Months Ended
                                      September 30, 1997
                                          (Unaudited)   1996     1995       1994     1993       1992
                                        ---------------           ----     ----       ----     ----       ----
STATEMENT OF INCOME DATA:
  Operating Revenue................   $1,570,747  $1,538,537$1,505,676$1,482,070$1,468,540$1,412,948
  Net Income.......................   $   48,992  $   37,926$   29,101$   34,726$   23,779$   34,905
  Ratio of Earnings to
    Fixed Charges: (1)                      3.21        2.82      2.45      3.06      2.29      3.15
Utility Plant, net (end of
  period) (2).......................  $1,115,651  $1,088,430$1,041,476$  995,995$  945,285$  906,293


                                         AS OF SEPTEMBER 30, 1997
                                                (UNAUDITED)
                                         ------------------------
                                            AMOUNT   RATIO
                                           -------- -------
CAPITAL STRUCTURE:
       First Mortgage Bonds (3) .......   $343,457    41.3%
       Cumulative Preferred Stock (4)..     50,000     6.0
       Common Stock Equity.............    437,679    52.7
                                          --------   ------
            Total......................   $831,136   100.0%
                                          ========   ======

---------------

(1)   In determining the ratios of earnings to fixed charges, earnings were arrived at by adding to net income all income taxes and fixed charges.  Fixed charges consist of interest and amortization of debt premiums, discounts and expense on all indebtedness.
(2)   Includes construction work in progress.
(3)   Includes $10 million of long-term debt due within one year.
(4)   On December 19, 1997, NEES purchased, pursuant to a tender offer, $34 million par value of the Company's
      Preferred Stock.

The Company had $21,275,000 of short-term indebtedness outstanding as of September 30, 1997.

                           THE COMPANY

  The Company, incorporated in Massachusetts in 1887, is a retail electric utility subsidiary of New England Electric System (NEES), a registered holding company under the Public Utility Holding Company Act of 1935 (the 1935 Act). NEES owns all of the Company's common stock. The executive offices of the Company are at 25 Research Drive, Westborough, Massachusetts 01582 (telephone 508-389-2000).

                         USE OF PROCEEDS

  The proceeds from the sale of the New Bonds will be applied to the cost of, or the reimbursement of the treasury for, or to the payment of short-term borrowings incurred for (i) capitalizable additions and improvements to the plant and property of the Company, (ii) other capitalizable expenditures, or
(iii) if market conditions warrant, the redemption of or the retirement of outstanding First Mortgage Bonds of the Company. The Company has $56 million of First Mortgage Bonds maturing in 1998-2000.

                    CONSTRUCTION AND FINANCING

  The Company's construction expenditures, excluding allowance for funds used during construction, were approximately $88 million in 1997, and are estimated to be approximately $90 million in each of the years 1998 through 2000. These construction expenditures are incurred principally for improvements and additions to the Company's distribution system. The Company conducts a continuing review of its construction program. This program and the above estimates relating thereto are subject to revisions based upon changes in assumptions concerning, among other things, load growth and rates of inflation.

  The funds needed to pay for the Company's construction expenditures and maturing debt will be provided from internal sources and from external financing. The Company estimates that substantially all of its 1998-2000 construction requirements will be provided from internal sources. The balance of the funds needed will be provided initially from short-term borrowings, to be repaid from the proceeds of the sale of long-term securities (First Mortgage Bonds, including the New Bonds, or preferred stock sold to the public, common stock sold to NEES, or capital contributions received from
NEES).

  Under its Articles of Organization and By-Laws, the Company may issue additional preferred stock, absent a vote of a majority of the holders of preferred stock, (a) in the case of a refunding issue, or (b) when (i) gross income, as defined therein, for any twelve consecutive calendar months within the preceding fifteen months available for interest on indebtedness and dividends on its preferred stock is at least 1-1/2 times the annual interest charges and dividend requirements on all interest bearing indebtedness and all preferred stock including the new issue, (ii) the aggregate outstanding par value of all series of preferred stock, including the new issue, does not exceed $120 million, and (iii) the equity of stock junior to the preferred stock is at least equal to the par value of the preferred stock. Under the provision that is currently the most restrictive (the aggregate par value provision), as of September 30, 1997, the Company could issue $70 million of new preferred stock. On December 19, 1997, NEES purchased, pursuant to a tender offer, $34 million par value of the Company's preferred stock. Including the effect of this transaction, the Company could issue $104 million of new preferred stock.

  For information on limitations on the Company's ability to issue First Mortgage Bonds, see "Description of the New Bonds -- Additional First Mortgage Bonds" in this prospectus.


                   DESCRIPTION OF THE NEW BONDS
GENERAL

  The New Bonds will be issued under and secured by a First Mortgage Indenture and Deed of Trust dated as of July 1, 1949, from the Company to State Street Bank and Trust Company (formerly Second Bank -- State Street

Trust Company, successor to The Second National Bank of Boston), Boston, Massachusetts, as Trustee, and indentures supplemental thereto, including a Twenty-First Supplemental Indenture to State Street Bank and Trust Company, as Trustee, with respect to the New Bonds (collectively, the Indenture). Each series and/or issue of the New Bonds will mature in the year shown in its title, and will bear interest beginning from the date as of which such issue of New Bonds is first certified and delivered, at the rate per annum shown in its title. Interest will be payable semiannually. Principal and premium, if any, will be payable at the office of the Trustee. Interest will be payable at the office of the Trustee or, at the Company's option, by mailing checks to registered owners at their addresses set forth in the bond register. It is the Company's general practice to mail interest checks to registered owners.

  The designation and principal amount of the New Bonds, the date of maturity (which date will not be more than thirty years from the date on which such New Bonds were first certified and delivered), the interest rate, the interest payment dates, and the provisions for redemption (including any premium or premiums payable thereon) will be separately established for each series and/or issue and set forth in the applicable prospectus supplement.

  The New Bonds will be issued only in the form of fully registered bonds without coupons in denominations of $1,000 or any integral multiple thereof. Any of the New Bonds may be presented at the office of the Trustee for exchange for a like aggregate principal amount of New Bonds of the same series and/or issue of other authorized denominations or for transfer, without payment in either case of any charge other than stamp taxes or other governmental charges, if any, required to be paid by the Company.

  The brief summary herein of certain provisions of the Indenture is merely an outline and does not purport to be complete. It uses defined terms and is qualified in its entirety by reference to the Indenture which is filed as an exhibit to the Registration Statement.

REDEMPTION

  The redemption provisions of each series and/or issue of the New Bonds will be described in the prospectus supplement relating thereto.

SECURITY AND PRIORITY

  The New Bonds, when duly issued, will be secured, together with all other outstanding First Mortgage Bonds, by a direct first mortgage lien on substantially all the properties and franchises then owned by the Company, subject only to liens permitted by the Indenture. Certain types of property are excepted from the lien of the Indenture, including consumable property, fuel, automotive and office equipment, merchandise held for sale, supplies, cash, receivables, and securities. The after-acquired property clause of the Indenture, by its terms and to the extent permitted by law, applies the lien of the Indenture to property subsequently acquired by the Company. The Indenture provides for the release or substitution of property subject to the lien of the Indenture under certain circumstances provided that specific conditions are met.

  No other securities may be issued ranking prior to or on a parity with the New Bonds with respect to the security provided by the Indenture, except additional First Mortgage Bonds issued in the manner summarized below under "Additional First Mortgage Bonds" and obligations existing or created in connection with the acquisition of after-acquired property, which may not exceed 60% of the cost or fair value, whichever is less, of such property.

REPLACEMENT FUND

  There is a replacement fund applicable to all outstanding Bonds of the Company with an annual requirement, payable August 1, computed on the basis of 2.4% of the average gross plant investment in depreciable electric utility property at the beginning and end of each month during the preceding calendar year. The annual replacement fund requirement may be satisfied in cash or First Mortgage Bonds (including the New Bonds) of any series or by the allocation of an amount of additional property (as defined in the Indenture). The aggregate amount of additional property used to satisfy the replacement fund requirement may be used to offset net retirements in computing the net amount of additional property.

  Any series and/or issue of New Bonds may be redeemed at special redemption prices to satisfy the annual replacement fund requirement. However, the use of cash for redemptions of New Bonds may be restricted by any noncallability or nonrefundability provisions that may be established for that series and/or issue of New Bonds.

ADDITIONAL FIRST MORTGAGE BONDS

  Additional Bonds of any series may be issued as follows:

    (A) against 60% of the net amount of additional property (70% after the Series R and S First Mortgage Bonds are retired);

    (B) to refund a like amount of First Mortgage Bonds of any series which are not then funded; or

    (C) against the deposit of cash (to a limit of $10 million held by the Trustee at any one time).

  When the Series R First Mortgage Bonds are retired, there will be no limit on the amount of cash that may be deposited with the Trustee. Cash so deposited with the Trustee may be withdrawn in amounts equal to the principal amount of First Mortgage Bonds otherwise issuable against additional property or retired First Mortgage Bonds.

  In connection with the issue of First Mortgage Bonds against additional property or cash (other than cash provided for the retirement of First Mortgage Bonds) the Company must demonstrate that net earnings for any 12 consecutive calendar months within the preceding 15 months are at least twice the annual interest charges on all First Mortgage Bonds outstanding and applied for and on all equal or prior lien indebtedness. For the twelve months ended September 30, 1997, the ratio of net earnings to annual interest charges on all Bonds outstanding was 4.26. Except under limited circumstances, no earnings test is required in connection with the refunding of a like amount of First Mortgage Bonds.

  The Company has the option of using a two-step process in connection with an issuance of additional First Mortgage Bonds against additional property. In exercising such option, the Company first must demonstrate to the satisfaction of the Trustee that the requirements for such an issue (described in clause
(A) immediately above) have been satisfied and then, subject to further demonstrations in accordance with the Indenture, the Company may later request the issuance of such additional Bonds from time to time.

  The New Bonds will be issued against additional property or against First Mortgage Bonds theretofore retired. As of September 30, 1997, the Company had approximately $360 million net amount of additional property against which $215 million of additional First Mortgage Bonds could be issued. In addition, the Company has approximately $55 million of retired Bonds against which First Mortgage Bonds could be issued.

  Pursuant to the limitations described above (the Additional Property and retired bonds requirement being most restrictive), the Company, as of September 30, 1997, could have issued approximately $270 million of additional First Mortgage Bonds.

DIVIDEND RESTRICTION

  The Twenty-First Supplemental Indenture for the New Bonds does not contain provisions restricting the payment of dividends on common stock by the Company. Dividend restrictions dependent upon earned surplus are binding on the Company so long as certain prior series of the Company's First Mortgage Bonds are outstanding. The most restrictive provisions currently binding on the Company are set forth in the supplemental indenture relating to the Series R First Mortgage Bonds. Under these provisions, which are applicable so long as any Series R First Mortgage Bonds are outstanding, approximately $20 million of the Company's retained earnings were unavailable for dividends on common stock at September 30, 1997.

  So long as any preferred stock is outstanding, certain restrictions on payment of dividends on the common stock would come into effect if the junior stock equity were, or by reason of payment of such dividends became, less than 25% of total capitalization. However, the junior stock equity at September 30, 1997, was approximately 53% of total capitalization and, accordingly, none of the Company's retained earnings at September 30, 1997, was restricted as to dividends on common stock under the foregoing restrictions.

PERIODIC INSPECTION OF PROPERTY

  Inspection by an independent engineer is required at least once every five years or more often if requested by the holders of not less than 25% of the aggregate principal amount of the Bonds at the time outstanding. The Company is to make good any maintenance deficiency and to record retirements as called for by the engineer's report.

MODIFICATION OF THE INDENTURE

  Any provision of the Indenture may be modified with the consent of the holders of not less than 66-2/3% of the aggregate principal amount of the Bonds at the time outstanding (and, if one or more series of Bonds are differently affected, with the consent of the holders of 66-2/3% of the aggregate principal amount of the Bonds of each series so affected). No such modification may (a) affect certain provisions protecting the Trustee without the Trustee's assent, (b) affect the payment of principal, premium, or interest on any Bonds, or extend the maturity or time of payment, without the consent of the Bondholders affected, (c) permit the creation by the Company of any lien ranking prior to or on a parity with the lien of the Indenture except as expressly authorized in the Indenture, (d) reduce the above specified percentages of Bondholders, or (e) permit, in the opinion of the Trustee, a substantial impairment of the benefits or lien of the Indenture. No such modification may be made which would conflict with the Trust Indenture Act of 1939, as at the time in effect.

THE TRUSTEE

  The Trustee acts as trustee for affiliates' mortgage bonds. The Trustee also participates in a line of credit of the parent and an affiliate of the Company. Through a joint venture the Trustee is also dividend paying and transfer agent for the Company's and affiliates' preferred stock.

  The Trustee may become the owner or pledgee of First Mortgage Bonds with the same rights as if it were not the Trustee. The holders of a majority in aggregate principal amount of the First Mortgage Bonds outstanding may require the Trustee to take certain action, except when the action would be unlawful, would involve the Trustee in personal liability, or would be unjustifiably prejudicial to the nonassenting Bondholders, or when the Trustee would not be sufficiently indemnified for any expenditures in the action.

DEFAULTS

  The following are defaults under the Indenture: (a) failure to pay principal when due; (b) failure for 30 days to pay interest after due;
(c) failure to pay any installment of the sinking, replacement, or other analogous fund for 60 days after due; (d) the expiration of 60 days following the bankruptcy of, the reorganization of, or the appointment of a receiver for, the Company; (e) certain other acts of bankruptcy, insolvency, or reorganization; and (f) failure to perform other provisions of the Indenture for 60 days following a demand by the Trustee to the Company to cure such failure. The Trustee may withhold notice to the Bondholders of any default, except default in the payment of principal, interest, or any sinking fund or replacement fund installment, if certain officers and directors of the Trustee determine in good faith that withholding such notice is in the interest of the Bondholders.

EVIDENCE TO BE FURNISHED TO TRUSTEE

  The Company must periodically furnish to the Trustee evidence as to the absence of default in connection with certain annual sinking fund and replacement fund requirements and as to compliance with certain other terms of the Indenture. Furthermore, prior to issuance of additional First Mortgage Bonds, release of property, withdrawal of cash, and various other actions under the Indenture, evidence must be furnished as to the absence of default and as to compliance with certain terms of the Indenture. Whenever all indebtedness secured by the Indenture shall have been paid, or adequate provision therefor made, the Trustee shall, upon request of the Company and receipt by the Trustee of evidence as to compliance with conditions precedent under the Indenture, cancel and discharge the lien of the Indenture.

                             EXPERTS

  The balance sheets of the Company as of December 31, 1996 and 1995 and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1996, all incorporated by reference in Massachusetts Electric Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, incorporated by reference in this prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The statements of law and legal conclusions made in this prospectus, not otherwise attributed, have been reviewed by Kirk L. Ramsauer and/or Robert King Wulff and are made upon their authority as experts.

                          LEGAL MATTERS

  Legal matters in connection with the securities offered hereby will be passed upon for the Company by Kirk L. Ramsauer, Associate General Counsel, and/or Robert King Wulff, Corporation Counsel, 25 Research Drive, Westborough, Massachusetts, and will be passed upon for the underwriter(s), purchaser(s), or agent(s) by Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York. The opinion of Robert King Wulff and/or Kirk L. Ramsauer as to legal matters in connection with the securities offered hereby is filed as an exhibit to the registration statement.

                       PLAN OF DISTRIBUTION

  The Company may sell the New Bonds in any of the following ways:
(i) through competitive bidding; (ii) through negotiation with one or more underwriters; (iii) through one or more agents designated from time to time;
(iv) directly to other purchasers; or (v) any combination of the above. The terms of any offering of the New Bonds, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such New Bonds, the proceeds to the Company, any underwriting discounts or commissions and other terms constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, will be set forth in the prospectus supplement relating to such offering. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If an underwriter or underwriters are involved in the sale of any New
Bonds, the Company will execute an underwriting or purchase agreement with such underwriters at the time of sale, and the names of the underwriters, the principal amount of New Bonds to be purchased thereby and the other terms and conditions of the transaction will be set forth in the prospectus supplement relating to such sale. The New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the prospectus supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of an issue of the New Bonds offered in the prospectus supplement if any are purchased.

  If any New Bonds are sold through an agent or agents designated by the Company from time to time, the prospectus supplement will name any such agent, set forth any commissions payable by the Company to any such agent and the obligations of such agent with respect to such New Bonds. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  In connection with the sale of the New Bonds, any purchasers, underwriters, or agents may receive compensation from the Company or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the New Bonds may be, deemed to be underwriters within the meaning of the Securities Act of 1933. The agreement between the Company and any purchasers, underwriters, or agents will contain reciprocal covenants of indemnity between the Company and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Securities Act of 1933.

                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

 Filing fees:
   Securities and Exchange Commission:  Registration Statement . $ 17,700
   Massachusetts Department of Public Utilities. . . . . . . . . . .9,600
*Services of New England Power Service Company
   (including counsel) . . . . . . . . . . . . . . . . . . . . . . 30,000
*Accountant's fees-Coopers & Lybrand L.L.P.. . . . . . . . . . . . 35,000
*Trustee's fees (including counsel). . . . . . . . . . . . . . . . 20,000
*Printing and engraving costs. . . . . . . . . . . . . . . . . . . 10,000
*Rating agency fees. . . . . . . . . . . . . . . . . . . . . . . . 48,000
*Miscellaneous (including recording and blue sky
   expenses, and compensation and
   disbursements of Agents' counsel) . . . . . . . . . . . . . . . 35,000

   *Total expenses . . . . . . . . . . . . . . . . . . . . . . . $205,300
                                                                 ========
----------
*Estimated


  Milbank, Tweed, Hadley & McCloy of New York, New York has been selected by the Company as independent counsel for the purchasers, underwriters, or agents, who will pay their compensation and disbursements except as provided in the purchase, underwriting, and distribution agreements. The above expenses include such compensations and disbursements.

  New England Power Service Company is an affiliated service company operating pursuant to the provisions of the Public Utility Holding Company Act of 1935 and the SEC's rules thereunder. The services of New England Power Service Company are performed at the actual cost thereof.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 67 of Chapter 156B of the General Laws of Massachusetts permits a corporation to indemnify its directors and officers for good faith actions to the extent such indemnification is authorized by the corporation's Articles of Organization, By-Laws, or a vote of a majority of the corporation's shareholders entitled to elect directors. M.G.L. c. 156B, Sec. 67 is applicable to the Company by virtue of M.G.L. c. 164, Sec. 4(a). Under the provisions of the Articles of Organization and By-Laws of the Company, as amended, the Company will indemnify its directors and officers against liabilities and expenses, including counsel fees reasonably incurred, resulting from litigation or threatened litigation in which the director or officer may be involved by reason of his or her position. Indemnification is withheld whenever the director or officer is adjudicated "not to have acted in good faith in the reasonable belief that his action was in the best interests" of the Company. The Agreement and Declaration of Trust of New England Electric System (NEES) contains similar provisions for the indemnification by NEES of the Company's directors and officers. Officers' and directors' insurance is also provided.

ITEM 16. EXHIBIT INDEX

EXHIBIT      PREVIOUSLY FILED
-------      ----------------

         WITH
     REGISTRATION
        NUMBER     AS EXHIBIT
     ------------  ----------

1-A   33-59145    1-A     -  Form of Confirmation of Bid with schedules
                             constituting the form of Purchase Agreement

1-B   33-59145    1-B     -  Form of Underwriting Agreement

1-C                       -  Form of Distribution Agreement

4-A   1-8019      7-A     -  First Mortgage Indenture and Deed of Trust
                             dated as of July 1, 1949

4-B                       -  Supplemental Indentures to First Mortgage

                                NUMBER           DATE
                                ------           ----

      2-8836       7-B     First         March 1, 1951

      2-9593       4-C     Second        May 1, 1952

        WITH
   1980 FORM 10-K
   --------------
      2-8019       4       Third         October 1, 1955
      2-8019       4       Fourth        December 1, 1959
      2-8019       4       Fifth         July 1, 1961
      2-8019       4       Sixth         September 1, 1962
      2-8019       4       Seventh       December 1, 1963
      2-8019       4       Eighth        March 1, 1966
      2-8019       4       Ninth         April 1, 1968
      2-8019       4       Tenth         May 1, 1969
      2-8019       4       Eleventh      October 1, 1970
      2-8019       4       Twelfth       October 1, 1972
      2-8019       4       Thirteenth    October 1, 1975

        WITH
   1982 FORM 10-K
   --------------
      0-5464       4       Fourteenth    October 1, 1982

        WITH
   1986 FORM 10-K
   --------------
      0-5464       4       Fifteenth     June 1, 1986

        WITH
   1988 FORM 10-K
   --------------
      0-5464       4       Sixteenth     December 1, 1988

        WITH
   1989 NEES FORM 10-K
   -------------------
      1-3446       4(a)    Seventeenth   July 1, 1989

        WITH
   1992 NEES FORM 10-K
   -------------------
      1-3446       4(a)    Eighteenth    March 1, 1992

      1-3446       4(a)    Nineteenth    January 1, 1993

        WITH
   1993 NEES FORM 10-K
   -------------------
      1-3446       4(a)    Twentieth     September 1, 1993

        WITH
   1995 NEES FORM 10-K
   -------------------
        1-3446     4(a)    Twenty-First  April 1, 1995

         WITH
     REGISTRATION
        NUMBER     AS EXHIBIT
     ------------  ----------

4-C   33-59145    4-C     - Form of Supplemental Indenture

4-D   33-59145    4-D     - Certificate as to Form

5                         - Opinion of Kirk L. Ramsauer, Esq. and/or
                            Robert King Wulff, Esq. with respect to the
                            legality of the securities being
                            registered, containing  consent
       WITH
   SEPTEMBER 30, 1997
        FORM 10-Q
   ------------------

12    0-5464      12      - Statement re: computation of ratios

23                        - Consent of Coopers & Lybrand L.L.P.

                          - Consent of counsel:  See Exhibit 5

24-A                      - Certified copy of vote of Board of
                            Directors, containing power of attorney

24-B                      - Power of Attorney

25                        - Statement of eligibility and qualification
                            of State Street Bank and Trust Company
                            (Form T-1)

         WITH
     REGISTRATION
        NUMBER     AS EXHIBIT
     ------------  ----------


26    33-59145    4-D     -  Form of Public Invitation for bids

       WITH
   SEPTEMBER 30, 1997
        FORM 10-Q
   ------------------

27    0-5464      27      -  Financial Data Schedule

                           UNDERTAKINGS

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) (a) To use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Securities Act of 1933, and relating to the securities offered at competitive bidding, as contained in this registration statement, together with any supplements thereto and (b) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

   Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                            SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF NORTHBOROUGH, THE COMMONWEALTH OF MASSACHUSETTS, ON THE SEVENTEENTH DAY OF FEBRUARY, 1998.

                           MASSACHUSETTS ELECTRIC COMPANY


                                s/Lawrence J. Reilly
                            By:
                                LAWRENCE J. REILLY, PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

  WE, THE UNDERSIGNED OFFICERS AND DIRECTORS OF MASSACHUSETTS ELECTRIC COMPANY, HEREBY AUTHORIZE AND DIRECT ROBERT K. WULFF, JOHN G. COCHRANE, AND JENNIFER L. KENNEY OR SEVERAL OF THEM, AS ATTORNEYS-IN-FACT, TO EXECUTE IN THE NAME AND ON BEHALF OF EACH OF THE UNDERSIGNED PERSONS, IN THE RESPECTIVE CAPACITIES INDICATED BELOW, ANY AMENDMENT OR AMENDMENTS TO THIS REGISTRATION STATEMENT OF MASSACHUSETTS ELECTRIC COMPANY UNDER THE SECURITIES ACT OF 1933.

  SIGNATURE AND TITLE

(I) PRINCIPAL EXECUTIVE OFFICER:


  s/Lawrence J. Reilly

LAWRENCE J. REILLY, PRESIDENT

(II) PRINCIPAL FINANCIAL OFFICER:

  s/Michael E. Jesanis

MICHAEL E. JESANIS, TREASURER

(III) PRINCIPAL ACCOUNTING OFFICER:


  s/Howard W. McDowell

HOWARD W. MCDOWELL, CONTROLLER

(IV) DIRECTORS:  (A MAJORITY)

  CHERYL A. LAFLEUR
  ROBERT L. MCCABE
  LYDIA M. PASTUSZEK
  LAWRENCE J. REILLY
  CHRISTOPHER E. ROOT      ALL BY:  s/John G. Cochrane
  RICHARD P. SERGEL
  DENNIS E. SNAY                  JOHN G. COCHRANE
                                  ATTORNEY-IN-FACT


DATE (AS TO ALL SIGNATURES ON THIS PAGE)

February 17, 1998